From: Alexander E. Parker <alexander.parker@buxtonhelmsley.com>
Date: Monday, December 15 2025 at 10:07 PM PST
Subject:

Rasool,

I'll be direct with you. I've been aggressive with the board. I've had my reasons, and I stand by what I've said. But I also recognize that makes me an unlikely person to reach out looking for dialogue.

I'm reaching out to you because you weren't part of any of this. You joined eighteen months ago to add value to a company, and instead you've inherited an accounting mess, a CFO departure, and now a proxy fight. I'm very sure that's not what you signed up for.

I'm not asking you to take my side or go against your colleagues. I know how boards work, and I know that's not a realistic ask. But I think there's a version of this that doesn't end in a courtroom. Rather, a version of this where the company gets stronger, shareholders are better served, and nobody has to spend the next six months in a war of attrition.

If you're willing to have a conversation, I'd welcome it. No preconditions. If you're not, I understand, and I won't bother you again.

Alexander

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